Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
Reports Acceptance by AMEX of its Plan to Regain Compliance with Listing Standards
     Southampton, PA: September 25, 2007 — On September 24, 2007, Environmental Tectonics Corporation (AMEX:ETC) (“ETC” or the “Company”) received a letter from the American Stock Exchange (“AMEX”) stating that AMEX has accepted the Company’s plan to regain compliance with AMEX’s continued listing standards, and that the Company’s listing will be continued until January 17, 2008.
     As previously disclosed, on July 17, 2007, the Company received a letter from AMEX stating that the Company was not in compliance with Sections 134 and 1101 of the AMEX Company Guide as a result of the Company’s failure to file with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the period ended May 25, 2007. The non-compliance by the Company with Sections 134 and 1101 of the AMEX Company Guide makes the Company’s common stock subject to being delisted from AMEX. On August 14, 2007, the Company submitted a plan of compliance (the “Compliance Plan”) to AMEX outlining the steps the Company was taking to regain compliance with AMEX’s continued listing standards. To date, the Company has not regained compliance with such continued listing standards but continues to work toward regaining compliance consistent with its Compliance Plan. In its September 24, 2007 letter, AMEX also informed the Company that if it fails to file its Quarterly Report on Form 10-Q for the fiscal quarter ended August 24, 2007 by October 8, 2007, its required due date for filing with the SEC, that such failure would be deemed an additional instance of non-compliance with Sections 134 and 1101 of the AMEX Company Guide.
     The Company will be subject to periodic review by AMEX regarding its Compliance Plan and is required to provide AMEX with periodic updates in connection with the Compliance Plan. Failure to make progress consistent with the Compliance Plan or to regain compliance with the continued listing standards by January 17, 2008 will likely result in AMEX initiating delisting proceedings with respect to the Company’s common stock.
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100 (ext. 1203)	Fax: 215-357-4000
ETC — Internet Home Page:     http://www.etcusa.com

5